Exhibit 99.1

SIGNET REPORTS THIRD QUARTER FINANCIAL RESULTS
SAME STORE SALES INCREASE 3.2%, DILUTED EPS $0.42
KAY SAME STORE SALES UP 5.8%

HAMILTON, Bermuda, November 26, 2013 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks (“third quarter Fiscal 2014”) and the 39 weeks ended November 2, 2013.

Mike Barnes, Chief Executive Officer, commented: “We are pleased with our third quarter results, led by a Kay same store sales increase of 5.8%.  I would like to thank all Signet associates for their contributions.

We are excited about our recently announced acquisition of a diamond polishing factory in Gaborone, Botswana.  This acquisition will enable us to secure additional, reliable and consistent supplies of diamonds for our customers.  It will also help us to achieve further efficiencies in the supply chain, while we continue to strengthen our relationships with our existing vendors.

We believe we are well-prepared for the holiday season.  Our talented sales teams are well-trained and ready to provide customers with an outstanding shopping experience.  Our compelling merchandise assortments will be supported by new, innovative advertising campaigns together with a variety of technology initiatives.  Collectively, these competitive strengths have us well-positioned for the fourth quarter.”

2014 Guidance:

For the fourth quarter, the Company expects:

•	Same store sales to increase in the low-to-mid single-digit range.

•	In the fourth quarter, gross margin is expected to be relatively consistent with the prior year.

•	Diluted earnings per share (“EPS”) are expected to be in the range of $2.30 to $2.40, based on an estimated 80.3 million weighted average common shares outstanding.

For the full Fiscal 2014 year, the Company anticipates:

•	Approximately 80.7 million weighted average common shares outstanding.

•	Capital expenditures in the range of $180 million to $185 million, which includes costs related to: (i) the opening of 75 to 85 new Kay and Jared stores, (ii) store remodels, (iii) digital and information technology infrastructure, and (iv) outlet channel development.

Third Quarter Fiscal 2014 Sales Highlights:

Total sales were $771.4 million, up $55.2 million or 7.7% compared to $716.2 million in the 13 weeks ended October 27, 2012 (“third quarter Fiscal 2013” or “prior year third quarter”).  Same store sales increased 3.2% compared to an increase of 1.4% in the third quarter Fiscal 2013.  eCommerce sales were $22.8 million compared to $19.6 million in the third quarter Fiscal 2013, up $3.2 million or 16.3%.

•	In the US division, total sales were $632.1 million (third quarter Fiscal 2013: $575.6 million), up $56.5 million or 9.8%. Same store sales increased 4.2% compared to an increase of 1.2% in the third quarter Fiscal 2013. Sales increases were driven by particular strength in bridal, colored diamonds and watches. Kay and Jared experienced increases in both transaction counts and average transaction value. eCommerce sales in the US were $16.2 million compared to $14.5 million in third quarter Fiscal 2013, up $1.7 million or 11.7%. The eCommerce growth reflects the anniversary of the website re-launch in October 2012.

•	In the UK division, total sales were $139.3 million (third quarter Fiscal 2013: $140.6 million), down $1.3 million or 0.9%. Same store sales decreased 0.9% compared to an increase of 2.3% in the third quarter Fiscal 2013. Bridal and diamond sales increased in the third quarter. The number of transactions also increased, while the average transaction value declined, with Ernest Jones impacted from Rolex being offered in fewer stores. Watches were strong in Ernest Jones, excluding Rolex. eCommerce sales in the UK were $6.6 million compared to $5.1 million in third quarter Fiscal 2013, up $1.5 million or 29.4%.

	Change from previous year
Third Quarter Fiscal 2014	Same	Non-	Total sales at	Exchange	Total	Total
	store	same	constant	translation	sales as	sales
	sales¹’²	store sales, net²’³	exchange rate⁴	impact⁴	reported	(in millions)

Kay	5.8%	2.1%	7.9%	—	7.9%	$364.0
Jared	3.0%	(0.2)%	2.8%	—	2.8%	$195.2
Regional brands	(2.2)%	(5.4)%	(7.6)%	—	(7.6)%	$44.9
US, excluding Ultra	4.2%	0.8%	5.0%	—	5.0%	$604.1
Ultra⁵	—	4.8%	4.8%	—	4.8%	$28.0
US	4.2%	5.6%	9.8%	—	9.8%	$632.1
H.Samuel	(2.2)%	0.9%	(1.3)%	—	(1.3)%	$73.1
Ernest Jones⁶	0.6%	(1.1)%	(0.5)%	—	(0.5)%	$66.2
UK	(0.9)%	—	(0.9)%	—	(0.9)%	$139.3
Signet	3.2%	4.5%	7.7%	—	7.7%	$771.4

1.	Based only on stores operated for 12 months.
2.	The 53rd week in Fiscal 2013 has resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods, with the difference being reported within non-same store sales.
3.	Includes all sales from stores not open or owned for 12 months, including results from all store locations acquired in the Ultra acquisition and sales of Signet’s diamond sourcing initiative.
4.	Non-GAAP measure.
5.	Includes results for all store locations acquired in the Ultra acquisition. The change from previous year is calculated as a percentage of total US sales.
6.	Includes stores selling under the Leslie Davis nameplate.

Third Quarter Fiscal 2014 Selected Financial Highlights:

Consolidated gross margin was $239.2 million or 31.0% of sales compared to $235.4 million or 32.9% of sales in the third quarter Fiscal 2013.  The inclusion of the results for Ultra decreased the consolidated gross margin rate by 60 basis points and the US gross margin rate by 80 basis points.  The Ultra gross margin is lower than the core US business due to lower Ultra store productivity and the impact of the Ultra integration.

•	Gross margin dollars in the US increased by $6.0 million compared to third quarter Fiscal 2013, reflecting higher sales offset by a gross margin rate decrease of 220 basis points. The lower gross margin rate was primarily attributed to a gross merchandise margin rate decline of 100 basis points, 60 basis points of which were attributed to Ultra, with the remaining decrease primarily due to the net impact of gold hedge losses associated with the decline in gold prices earlier this year. In addition, lower gold spot prices reduced the recovery on trade-ins and inventory by 40 basis points, store occupancy deleveraged by approximately 20 basis points primarily due to the inclusion of Ultra, and a change in the US net bad debt expense reduced gross margin by 20 basis points as the US net bad debt ratio was 5.6% of sales compared to 5.4% of sales in prior year third quarter. The increase in the ratio was primarily due to the growth in the outstanding receivable balance from increased credit penetration and change in credit program mix.

•	In the UK, gross margin dollars decreased $2.2 million, primarily reflecting the impact of decreased sales and a gross margin rate decrease of 140 basis points. The lower gross margin rate was primarily attributed to a 60 basis point decrease in the gross merchandise margin rate due to increased promotional sales and a 50 basis point decline due to lower recovery rates on inventory, with the remaining decrease primarily due to deleverage of expenses on lower sales.

Selling, general and administrative expenses (“SGA”) were $233.4 million (third quarter Fiscal 2013: $222.6 million), up $10.8 million or 4.9%.  As a percentage of sales, SGA decreased by 90 basis points to 30.2%.  The inclusion of the results for Ultra increased SGA by $8.4 million, which was partially offset by expense reductions in the UK and Corporate totaling $6.6 million.  In the US, SGA expenses increased primarily due to higher sales, and as a percentage of sales were essentially flat, as spending remained well-controlled.

Other operating income, net was $45.8 million (third quarter Fiscal 2013: $39.7 million), up $6.1 million or 15.4%.  This increase was primarily due to higher interest income earned from higher outstanding receivable balances in the US.

Operating income was $51.6 million (third quarter Fiscal 2013: $52.5 million), down $0.9 million or 1.7%.  Operating margin declined 60 basis points to 6.7%.

•	The US division’s operating income including Ultra was $60.3 million (third quarter Fiscal 2013: $65.3 million), down $5.0 million or 7.7%. Operating margin for the US division including Ultra was 9.5% (third quarter Fiscal 2013: 11.3%). Excluding Ultra, the US division’s operating income was $64.2 million or 10.6% of sales.

•	The UK division’s operating loss was $4.4 million (third quarter Fiscal 2013: $5.5 million loss), an improvement of $1.1 million. Operating margin for the UK division increased by 70 basis points to (3.2)% (third quarter Fiscal 2013: (3.9)%).

Income tax expense was $17.1 million (third quarter Fiscal 2013: $16.7 million), an effective tax rate of 33.7% (third quarter Fiscal 2013: 32.4%).
Net income was $33.6 million, or $0.42 per diluted share (third quarter Fiscal 2013: $0.43), down $0.01 or 2.3%.  Excluding Ultra, EPS increased $0.02 to $0.45, up 4.7%.  The weighted average diluted number of common shares outstanding was 80.3 million compared to 80.9 million in the third quarter Fiscal 2013.

Balance Sheet and Other Highlights at November 2, 2013:

Cash and cash equivalents were $87.8 million compared to $166.0 million as of October 27, 2012 due to higher earnings offset principally by share repurchases, store remodels and the Ultra acquisition.

Signet repurchased 371,713 shares in the third quarter Fiscal 2014 at an average cost of $67.26 per share.  As of November 2, 2013, there was $300 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,123.5 million, up 12.6% compared to $998.2 million as of October 27, 2012.  In the US the credit participation rate was 58.8% in the 39 weeks ended November 2, 2013 (“year to date Fiscal 2014”) compared to 59.0% in the 39 weeks ended October 27, 2012 (“year to date Fiscal 2013”). Excluding the sales from Ultra, the credit participation rate was 60.4% compared to 59.0% in year to date Fiscal 2013, driven primarily by higher bridal and branded sales.

Net inventories were $1,644.9 million, up 9.0% compared to $1,508.5 million as of October 27, 2012.  The increase was primarily due to the Ultra acquisition of $41.4 million and rough diamond inventory of $52.0 million, which was an increase of $19.5 million over prior year.  Excluding these items, inventory increased by 5.0%.

Store Count	Kay Mall	Kay Off-mall	Kay Total	Jared	Regionals	Ultra¹	US Total	UK	Signet Total

Feb 2, 2013	763	186	949	190	194	110	1,443	511	1,954
Openings	12	40	52	9	―	3	64	1	65
Closures	(7)	(9)	(16)	―	(5)	(8)	(29)	(16)	(45)
November 2, 2013	768	217	985	199	189	105	1,478	496	1,974

1.	Includes 65 stores that have been converted from Ultra store locations to Kay outlets. Excludes Ultra licensed jewelry departments.

Conference Call:

A conference call is scheduled today at 9:00 a.m. ET (2:00 p.m. GMT and 6:00 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  The call details are:

US dial-in:	1 (847) 585 4405	Access code: 36034186
International dial-in:	44 (0) 20 3147 4818	Access code: 36034186

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Key Investor Relations Events:

January 9, 2014	Holiday Sales Release
January 13, 2014	ICR Xchange Conference, Orlando, Florida

About Signet and Safe Harbor Statement

Signet Jewelers is the largest specialty jewelry retailer in the US and UK. Signet's US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words “expects,” “believes,” “anticipates,” and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	1 (330) 668-5412
Press:	Alecia Pulman, ICR, Inc.	1 (203) 682-8224

Consolidated Income Statements
(Unaudited)

	13 weeks ended		39 weeks ended
	November 2,	October 27,	November 2,	October 27,
(in millions, except per share amounts)	2013	2012	2013	2012

Sales	$771.4	$716.2	$2,645.2	$2,470.1
Cost of sales	(532.2)	(480.8)	(1,713.5)	(1,569.8)

Gross margin	239.2	235.4	931.7	900.3
Selling, general & administrative expenses	(233.4)	(222.6)	(770.9)	(727.4)
Other operating income, net	45.8	39.7	139.1	119.9

Operating income	51.6	52.5	299.9	292.8
Interest expense, net	(0.9)	(0.9)	(2.8)	(2.5)

Income before income taxes	50.7	51.6	297.1	290.3
Income taxes	(17.1)	(16.7)	(104.3)	(102.2)

Net income	$33.6	$34.9	$192.8	$188.1

Earnings per share – basic	$0.42	$0.43	$2.40	$2.27
– diluted	$0.42	$0.43	$2.39	$2.26

Weighted average common shares outstanding – basic	79.9	80.5	80.4	82.9
– diluted	80.3	80.9	80.8	83.4

(as a percent to sales)
	13 weeks ended		39 weeks ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(69.0)	(67.1)	(64.8)	(63.6)

Gross margin	31.0	32.9	35.2	36.4
Selling, general & administrative expenses	(30.2)	(31.1)	(29.2)	(29.4)
Other operating income, net	5.9	5.5	5.3	4.9

Operating income	6.7	7.3	11.3	11.9
Interest expense, net	(0.1)	(0.1)	(0.1)	(0.1)

Income before income taxes	6.6	7.2	11.2	11.8
Income taxes	(2.2)	(2.3)	(3.9)	(4.2)

Net income	4.4	4.9	7.3	7.6

Consolidated Balance Sheets
(Unaudited)

	November 2,	February 2,	October 27,
(in millions)	2013	2013	2012

Assets

Current assets:
Cash and cash equivalents	$87.8	$301.0	$166.0
Accounts receivable, net	1,123.5	1,205.3	998.2
Other receivables	51.2	42.1	44.6
Other current assets	86.9	85.6	59.6
Deferred tax assets	2.7	1.6	1.6
Income taxes	16.7	3.5	16.1
Inventories	1,644.9	1,397.0	1,508.5

Total current assets	3,013.7	3,036.1	2,794.6

Non-current assets:
Property and equipment, net of accumulated depreciation of $765.0, $724.1 and $715.3, respectively	471.1	430.4	416.0
Other assets	106.7	99.9	71.5
Deferred tax assets	119.9	104.1	113.5
Retirement benefit asset	54.0	48.5	41.5

Total assets	$3,765.4	$3,719.0	$3,437.1

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	$46.0	$ ―	$ ―
Accounts payable	244.9	155.9	216.2
Accrued expenses and other current liabilities	252.5	326.4	266.5
Deferred revenue	156.3	159.7	149.1
Deferred tax liabilities	136.2	129.6	138.1
Income taxes	6.8	100.3	32.7

Total current liabilities	842.7	871.9	802.6

Non-current liabilities:
Deferred tax liabilities	1.0	―	―
Other liabilities	119.3	111.3	107.5
Deferred revenue	416.2	405.9	376.9

Total liabilities	1,379.2	1,389.1	1,287.0

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.3 shares outstanding (February 2, 2013: 81.4 shares outstanding; October 27, 2012: 81.0 shares outstanding)	15.7	15.7	15.7
Additional paid-in capital	252.3	246.3	235.1
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 6.9 shares (February 2, 2013: 5.8 shares; October 27, 2012: 6.2 shares)	(342.6)	(260.0)	(276.8)
Retained earnings	2,415.0	2,268.4	2,108.6
Accumulated other comprehensive loss	(189.4)	(175.7)	(167.7)

Total shareholders’ equity	2,386.2	2,329.9	2,150.1

Total liabilities and shareholders’ equity	$3,765.4	$3,719.0	$3,437.1

Consolidated Statements of Cash Flows
(Unaudited)
	13 weeks ended		39 weeks ended
	November 2,	October 27,	November 2,	October 27,
(in millions)	2013	2012	2013	2012

Cash flows from operating activities
Net income	$33.6	$34.9	$192.8	$188.1
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	28.3	23.7	79.4	70.4
Pension (benefit) expense	(0.1)	0.8	(0.3)	2.4
Share-based compensation	3.8	4.3	10.3	11.4
Deferred taxation	2.2	18.8	(0.3)	6.0
Excess tax benefit from exercise of share options	―	―	(4.5)	―
Facility amendment fees amortization and charges	0.1	0.1	0.3	0.3
Other non-cash movements	(1.9)	(0.3)	(2.8)	(1.7)
Changes in operating assets and liabilities:
Decrease in accounts receivable	29.0	34.2	81.8	90.3
Increase in other receivables and other assets	(7.6)	(3.4)	(17.5)	(0.3)
(Increase) decrease in other current assets	(6.6)	13.7	(2.6)	20.9
Increase in inventories	(214.9)	(190.6)	(272.3)	(207.8)
Increase in accounts payable	109.5	79.1	80.2	32.6
(Decrease) increase in accrued expenses and other liabilities	(9.4)	13.5	(66.5)	(39.5)
(Decrease) increase in deferred revenue	(0.7)	(1.2)	6.9	(2.1)
Decrease in income taxes payable	(43.6)	(40.1)	(101.8)	(61.0)
Pension plan contributions	(1.1)	(3.3)	(3.9)	(10.3)
Effect of exchange rate changes on currency swaps	(1.0)	(0.8)	(1.1)	0.5

Net cash (used in) provided by operating activities	(80.4)	(16.6)	(21.9)	100.2

Investing activities
Purchase of property and equipment	(53.3)	(46.1)	(106.9)	(100.9)
Acquisition of Ultra Stores, Inc.	―	―	1.4	―

Net cash used in investing activities	(53.3)	(46.1)	(105.5)	(100.9)

Financing activities
Dividends paid	(12.1)	(9.6)	(34.0)	(28.6)
Proceeds from issuance of common shares	2.8	2.6	8.0	8.0
Excess tax benefit from exercise of share options	―	―	4.5	―
Repurchase of common shares	(25.0)	―	(100.1)	(287.2)
Net settlement of equity based awards	(0.1)	(0.3)	(9.1)	(11.1)
Proceeds from short-term borrowings	44.3	―	46.0	―

Net cash provided by (used in) financing activities	9.9	(7.3)	(84.7)	(318.9)

Cash and cash equivalents at beginning of period	212.9	237.5	301.0	486.8
Decrease in cash and cash equivalents	(123.8)	(70.0)	(212.1)	(319.6)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(1.5)	(1.1)	(1.2)

Cash and cash equivalents at end of period	$87.8	$166.0	$87.8	$166.0